Exhibit 99.1

Bristol Myers Squibb Reports Second Quarter Financial Results for 2022
•Reports Second Quarter Revenues of $11.9 Billion, an Increase of 2% YoY; or 5% When Adjusted for Foreign Exchange
•Posts Second Quarter Earnings Per Share of $0.66 and Non-GAAP EPS of $1.93; Includes Net Impact of ($0.14) per share for GAAP and Non-GAAP EPS Due to Acquired IPRD1 Charges and Licensing Income
•Delivers Robust Revenue Growth of 11% from In-Line Products and New Product Portfolio; or 16% When Adjusted for Foreign Exchange
•Expands Oncology Franchise with New Indications for Opdivo and Planned Acquisition of Precision Oncology Company, Turning Point Therapeutics
•Strengthens Cell Therapy Franchise with Broadest Label for Breyanzi in Relapsed or Refractory Large B-cell Lymphoma after One Prior Therapy
•Adjusts 2022 GAAP EPS Guidance; Reaffirms Non-GAAP EPS Guidance

(NEW YORK, July 27, 2022) – Bristol Myers Squibb (NYSE:BMY) today reports results for the second quarter of 2022, which reflect continued in-line product growth, strong momentum across the new product portfolio and continued pipeline progress.

“I am very pleased with the continued strong demand for our in-line products and new product portfolio, resulting in solid top and bottom-line growth,” said Giovanni Caforio, M.D., board chair and chief executive officer, Bristol Myers Squibb. “The momentum with our business and strength of our pipeline, gives us significant opportunities to drive continued growth, starting with the anticipated approval for deucravacitinib in moderate to severe plaque psoriasis and the expected transition of milvexian, our next generation anti-thrombotic, to phase 3 development. With our financial strength and dedicated workforce, we are well positioned to help more patients and drive long-term value for our shareholders.”
1 Acquired IPRD refers to certain in-process research and development ("Acquired IPRD") charges resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights.

	Second Quarter
$ amounts in millions, except per share amounts
	2022	2021	Change
Total Revenues	$11,887	$11,703	2%
Earnings Per Share - GAAP*	0.66	0.47	40%
Earnings Per Share - Non-GAAP*	1.93	1.63	18%

*    GAAP and non-GAAP earnings per share include the net impact of Acquired IPRD charges and licensing income of ($0.14) per share in the second quarter of 2022 and ($0.30) per share in the second quarter of 2021.

SECOND QUARTER FINANCIAL RESULTS

All comparisons are made versus the same period in 2021 unless otherwise stated.

•Bristol Myers Squibb posted second quarter revenues of $11.9 billion, an increase of 2%, driven by in-line products (primarily Eliquis and Opdivo) and new product portfolio (Abecma, Opdualag and Reblozyl), partially offset by recent LOE products (primarily Revlimid) and foreign exchange impacts. When adjusted for foreign exchange impacts, second quarter revenues increased 5%.
•U.S. revenues increased 12% to $8.3 billion in the quarter. International revenues decreased 16% to $3.6 billion in the quarter. When adjusted for foreign exchange impacts, international revenues decreased 8%, primarily due to lower demand of Revlimid as a result of generic erosion, partially offset by in-line products (primarily Opdivo and Eliquis) and our new product portfolio.
•Gross margin decreased from 79.0% to 77.1% in the quarter primarily due to product mix and an impairment charge resulting from the divestiture of a manufacturing site, partially offset by foreign exchange impacts and related hedging settlements. On a non-GAAP basis, gross margin decreased from 79.8% to 78.3% in the quarter primarily driven by product mix, partially offset by foreign exchange impacts and related hedging settlements.
•Marketing, selling and administrative expenses decreased 5% to $1.8 billion in the quarter on a GAAP and non-GAAP basis primarily due to foreign exchange impacts.
•Research and development expenses decreased 6% to $2.3 billion in the quarter primarily due to an in-process research and development (IPRD) impairment charge in 2021, partially offset by increased investment in our broad and diversified portfolio. On a non-GAAP basis, research and development expenses increased 2% to $2.3 billion in the quarter primarily due to investment in our broad and diversified pipeline.
•Acquired IPRD decreased from $793 million in the same period a year ago to $400 million in the current quarter. Acquired IPRD in the current quarter primarily related to the buyout of a future royalty obligation related to mavacamten ($295 million) and the BridgeBio licensing transaction ($90 million). Acquired IPRD in the same period a year ago was primarily related to a collaboration agreement with Eisai ($650 million).
•Amortization of acquired intangible assets decreased 5% to $2.4 billion in the quarter primarily due to a longer than previously expected market exclusivity period for Pomalyst.
•The GAAP effective tax rate changed from 31.7% to 27.0% in the quarter and non-GAAP effective tax rate changed from 17.6% to 17.0% in the quarter due to jurisdictional earnings mix including income taxes attributed to Acquired IPRD charges.
•The company reported net earnings attributable to Bristol Myers Squibb of $1.4 billion, or $0.66 per share, in the second quarter, compared to $1.1 billion, or $0.47 per share, for the same period a year ago. In addition to the items discussed above, the results include the impact of fair value adjustments on equity investments in both periods.
•The company reported non-GAAP net earnings attributable to Bristol Myers Squibb of $4.2 billion, or $1.93 per share, in the second quarter, compared to non-GAAP net earnings of $3.7 billion, or $1.63 per share, for the same period a year ago.
•In addition to the items discussed above, the earnings per share results in the current period include the impact of lower weighted-average common shares outstanding.

Beginning with the first quarter of 2022, significant R&D charges or other income resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights are no longer excluded from non-GAAP results. These R&D charges that were previously specified are now presented in a new financial statement line item labeled Acquired IPRD. GAAP and non-GAAP earnings per share include the net impact of Acquired IPRD charges and licensing income of ($0.14) per share in the second quarter of 2022 and ($0.30) per share in the second quarter of 2021. For purposes of comparability, the non-GAAP financial results for the second quarter of 2021 have been updated to reflect this change. A discussion of the non-GAAP financial measures is included under the “Use of Non-GAAP Financial Information” section.

SECOND QUARTER PRODUCT REVENUE HIGHLIGHTS

$ amounts in millions
Product	Quarter Ended June 30, 2022	Quarter Ended June 30, 2021	% Change from Quarter Ended June 30, 2021	% Change from Quarter Ended June 30, 2021 (Excl. F/X Impact)
In-Line Products
Eliquis	$3,235	$2,792	16%	20%
Opdivo	$2,063	$1,910	8%	12%
Pomalyst/Imnovid	$908	$854	6%	9%
Orencia	$876	$814	8%	11%
Sprycel	$544	$541	1%	5%
Yervoy	$525	$510	3%	7%
Empliciti	$77	$86	(10)%	(5)%
Mature and Other Products**	$435	$473	(8)%	(4)%
Total In-Line Products Revenue	$8,663	$7,980	9%	13%
New Product Portfolio
Reblozyl	$172	$128	34%	36%
Abecma	$89	$24	*	*
Zeposia	$66	$28	*	*
Breyanzi	$39	$17	*	*
Inrebic	$23	$16	44%	44%
Onureg	$32	$12	*	*
Opdualag	$58	N/A	N/A	N/A
Camzyos	$3	N/A	N/A	N/A
Total New Product Portfolio Revenue	$482	$225	*	*
Total In-Line Products and New Product Portfolio Revenue	$9,145	$8,205	11%	16%
Recent LOE Products
Revlimid	$2,501	$3,202	(22)%	(21)%
Abraxane	$241	$296	(19)%	(17)%
Total Recent LOE Products Revenue	$2,742	$3,498	(22)%	(20)%
Total Revenue	$11,887	$11,703	2%	5%
*    In excess of +100%
**    Includes over-the-counter (OTC) products, royalty revenue and other mature products.

FIRST HALF PRODUCT REVENUE HIGHLIGHTS

$ amounts in millions
Product	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021	% Change from Six Months Ended June 30, 2021	% Change from Six Months Ended June 30, 2021 (Excl. F/X Impact)
In-Line Products
Eliquis	$6,446	$5,678	14%	17%
Opdivo	$3,986	$3,630	10%	14%
Pomalyst/Imnovid	$1,734	$1,627	7%	9%
Orencia	$1,668	$1,572	6%	8%
Sprycel	$1,027	$1,011	2%	5%
Yervoy	$1,040	$966	8%	11%
Empliciti	$152	$171	(11)%	(7)%
Mature and Other Products**	$897	$979	(8)%	(6)%
Total In-Line Products Revenue	$16,950	$15,634	8%	12%
New Product Portfolio
Reblozyl	$328	$240	37%	38%
Abecma	$156	$24	*	*
Zeposia	$102	$46	*	*
Breyanzi	$83	$17	*	*
Inrebic	$41	$32	28%	28%
Onureg	$55	$27	*	*
Opdualag	$64	N/A	N/A	N/A
Camzyos	$3	N/A	N/A	N/A
Total New Product Portfolio Revenue	$832	$386	*	*
Total In-Line Products and New Product Portfolio Revenue	$17,782	$16,020	11%	14%
Recent LOE Products
Revlimid	$5,298	$6,146	(14)%	(12)%
Abraxane	$455	$610	(25)%	(24)%
Total Recent LOE Products Revenue	$5,753	$6,756	(15)%	(14)%
Total Revenue	$23,535	$22,776	3%	6%
*    In excess of +100%
**    Includes over-the-counter (OTC) products, royalty revenue and other mature products.

REVENUE HIGHLIGHTS

In-Line Products
Revenues for in-line products in the second quarter were $8.7 billion compared to $8.0 billion in the prior year period, representing an increase of 9%. In-line products revenue was largely driven by:
•Eliquis revenues grew 16% compared to the prior year period. U.S. revenues were $2.2 billion compared to $1.7 billion in the prior year period, representing an increase of 27% driven primarily by demand growth and favorable gross to net adjustments. International revenues were $1.0 billion compared to $1.1 billion in the prior year period, representing a decrease of 3% driven by foreign exchange impacts, partially offset by higher demand.
•Opdivo revenues increased 8% compared to the prior year period. U.S. revenues were $1.2 billion compared to $1.1 billion in the prior year period, representing an increase of 12% driven by higher demand across multiple indications including Opdivo plus Yervoy-based combinations for non-small cell lung cancer, Opdivo plus Cabometyx® combination for kidney cancer, and Opdivo-based therapies for various gastric, bladder and esophageal cancers, partially offset by declining second-line eligibility across tumors and increased competition. International revenues were $858 million compared to $834 million in the prior year period, representing an increase of 3% driven by higher demand as a result of launches for additional indications and core indications, partially offset by foreign exchange impacts of 10%.

New Product Portfolio
•New product portfolio revenues grew to $482 million compared to $225 million in the prior year period, driven by higher demand for Abecma, Opdualag and Reblozyl.

Recent LOE Products
•Revlimid revenues declined by 22% compared to the prior year period. U.S. revenues decreased 2% to $2.1 billion as compared to the prior year period primarily driven by lower demand as a result of generic erosion. International revenues were $371 million compared to $1.0 billion in the prior year period, representing a decrease of 64% driven by lower demand as a result of generic erosion and to a lesser extent, foreign exchange impacts of 3%.
•Abraxane revenues declined 19% compared to the prior year period. U.S. revenues were $176 million compared to $234 million in the prior year period, representing a 25% decline driven by the entry of authorized generics.

PRODUCT AND PIPELINE UPDATE

Oncology

Category	Asset	Milestone
Regulatory	OpdualagTM (nivolumab and relatlimab-rmbw)
The Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has recommended approval of Opdualag for the first-line treatment of advanced (unresectable or metastatic) melanoma in adults and adolescents 12 years of age and older with tumour cell PD-L1 expression <1%. The positive opinion is based on results from the Phase 2/3 RELATIVITY -047 trial.

Regulatory	Opdivo® (nivolumab)
The U.S. Food and Drug Administration (FDA) approved Opdivo (injection for intravenous use) in combination with fluoropyrimidine- and platinum-containing chemotherapy as well as Opdivo plus Yervoy as first-line treatments for adult patients with unresectable advanced or metastatic esophageal squamous cell carcinoma regardless of PD-L1 status. The approvals are based on results from the Phase 3 CheckMate -648 trial.

Clinical & Research
Five-year follow up results from Part 1 of the Phase 3
CheckMate -227 trial demonstrated long-term, durable survival outcomes with Opdivo plus Yervoy compared to chemotherapy in first-line treatment of patients with metastatic non-small cell lung cancer (NSCLC), regardless of PD-L1 expression levels. In the primary endpoint population, the combination nearly doubled overall survival rate compared to chemotherapy.

Three-year follow up results from the Phase 3 CheckMate -9LA trial demonstrated long-term, durable survival benefits with Opdivo plus Yervoy with two cycles of chemotherapy compared to four cycles of chemotherapy in patients with previously untreated metastatic NSCLC, regardless of PD-L1 expression and histology.

Phase 3 CheckMate -901 trial comparing Opdivo plus Yervoy to standard-of-care chemotherapy as a first-line treatment for patients with untreated unresectable or metastatic urothelial carcinoma who are ineligible for cisplatin-based chemotherapy, did not meet the primary endpoint of overall survival in patients whose tumor cells express PD-L1 ≥1% at final analysis.

Hematology

Category	Asset	Milestone
Regulatory	Breyanzi® (lisocabtagene maraleucel)
The FDA approved Breyanzi for the treatment of adult patients with relapsed or refractory large B-cell lymphoma (LBCL) after one prior therapy, including diffuse LBCL not otherwise specified, high-grade B-cell lymphoma, primary mediastinal LBCL and follicular lymphoma grade 3B, who relapse within 12 months of first-line chemoimmunotherapy or who are not eligible for transplant. The approval was based on the pivotal Phase 3 TRANSFORM trial as well as the Phase 2 PILOT study.

The EMA validated the type II variation application for extension of the indication of Breyanzi for the treatment of adults with LBCL who are refractory or have relapsed within 12 months of initial therapy and are candidates for hematopoietic stem cell transplant. The EMA validation is based on results from the Phase 3 TRANSFORM trial.

	Reblozyl® (luspatercept-aamt)	The company withdrew a supplemental biologics license application for Reblozyl for the treatment of anemia in adults with non-transfusion-dependent beta thalassemia.
Clinical & Research	Breyanzi
Data from the primary analysis of the Phase 2 PILOT trial showed substantial durable responses in second-line LBCL among patients who were not deemed candidates for high-dose chemotherapy and hematopoietic stem cell transplant.

Immunology

Category	Asset	Milestone
Clinical & Research	Orencia® (abatacept)
Top-line results from the Phase 3 Accelerating COVID-19 Therapeutic Interventions and Vaccines (ACTIV-1) Immune Modulators clinical trial, sponsored by the National Institutes of Health, showed that treatment with Orencia versus placebo displayed a strong, but not statistically significant improvement in the primary endpoint of time to recovery as measured by day of hospital discharge. Analyses of the secondary endpoints, which included mortality and clinical status, demonstrated Orencia reduced participants’ risk of death and improved their clinical status at 28 days after entering the study when compared with placebo.

deucravacitinib
Results from the Phase 2 PAISLEY trial showed statistically significant efficacy at the primary endpoint of Systemic Lupus Erythematosus (SLE) Responder Index-4 responses at Week 32 among patients with moderate to severe SLE who were treated with deucravacitinib versus placebo. Secondary endpoints demonstrated clinically meaningful improvements at Week 48. The safety profile was consistent with previous trials in psoriasis and psoriatic arthritis. Data demonstrated favorable risk-benefit profile supportive of progressing into Phase
 3.

Two-year results from the Phase 3 POETYK PSO long-term extension (LTE) trial demonstrated durable efficacy and a consistent safety profile in adult patients with moderate to severe plaque psoriasis.
Zeposia® (ozanimod)
Post-hoc analyses from the Phase 3 DAYBREAK open-label extension and Phase 3 SUNBEAM trials showed that the majority of patients receiving Zeposia for multiple sclerosis reported improved or preserved cognitive function, with the greatest improvement seen when used early in the disease when thalamic volume remains high.

Results from an analysis from the ongoing Phase 3 DAYBREAK open-label extension trial showed that individuals receiving Zeposia for multiple sclerosis demonstrated an immune response to COVID-19 vaccination.

Business Development
•In June, the company and Turning Point Therapeutics, Inc. (“Turning Point”) (NASDAQ:TPTX) announced a definitive merger agreement under which Bristol Myers Squibb will acquire Turning Point pursuant to a tender offer for $76.00 per share, in an all cash transaction totaling approximately $4.1 billion. The planned acquisition is expected to expand the company’s precision oncology and solid tumor portfolio with the addition of repotrectinib and other pipeline assets. Repotrectinib is a potential best-in-class tyrosine kinase inhibitor targeting the ROS1 and NTRK oncogenic drivers of non-small cell lung cancer and other advanced solid tumors. The consummation of the transaction is subject to the satisfaction of customary closing conditions, including the tender of a majority of the outstanding shares of Turning Point’s common stock and the receipt of applicable regulatory approvals. In July, the Company announced that the tender offer period was extended to August 15. The acquisition is expected to close during the third quarter of 2022.
•In June, the company and Immatics N.V. (NASDAQ: IMTX) announced that they have expanded their strategic alliance to pursue the development of multiple allogeneic off-the-shelf TCR-T and/or CAR-T programs. (link)

Environmental, Social & Governance (ESG)
As a leading biopharma company, we understand our responsibility extends well beyond the discovery, development, and delivery of innovative medicines. Our evolving Environmental, Social, and Governance (ESG) strategy builds on a legacy of comprehensive and global sustainability efforts. To learn more about our priorities and goals, please visit our latest ESG report.
•The company announced that its Board of Directors elected Deepak L. Bhatt, MD, MPH to the Board, effective June 14, 2022 and that he will serve as a member of the Science & Technology Committee of the Board of Directors. The size of the Board was increased to eleven in connection with the election of Dr. Bhatt. (link)
•In July, the company, in collaboration with Disability Solutions, announced the launch of the Disability Diversity in Clinical Trials (DDiCT) initiative that aims to improve clinical trial participation of people with disabilities to ensure all patient groups are reflective of the real-world population and aligned with the epidemiology of the disease studies. (link)

Financial Guidance
Bristol Myers Squibb is adjusting its 2022 GAAP and non-GAAP line-item guidance as follows:

Total Sales and In-Line Products & New Product Portfolio sales are being adjusted to account for foreign exchange impacts.

Non-GAAP gross margin is being increased to approximately 79% primarily due to foreign exchange impacts.

Adjusting GAAP EPS guidance primarily due to changes in fair market value of equity investments and reaffirming non-GAAP EPS guidance.

Key 2022 GAAP and non-GAAP line-item guidance assumptions are:

	U.S. GAAP		Non-GAAP
	April (Prior)	July (Revised)	April (Prior)	July (Revised)
Total Net Sales	In-line with 2021	$46.0 billion	In-line with 2021	$46.0 billion
Recent LOE Products[1]	~$10.0 billion or double-digit decline	No change	~$10.0 billion or double-digit decline	No change

Revlimid	$9.0-$9.5 billion	No change	$9.0-$9.5 billion	No change
In-line Products & New Product Portfolio	~$36.5 billion or Low double-digit increase	~$36.0 billion or Low double-digit increase	~$36.5 billion or Low double-digit increase	~$36.0 billion or Low double-digit increase
Gross Margin %	~78%	No change	~78%	~79%
Operating Expenses[2]	Mid single-digit decline	No change	Low single-digit decline	No change
Tax Rate	~22%	~23%	~16.5%	No change
Diluted EPS[3]	$2.92 - $3.22	$2.71 - $3.01	$7.44 - $7.74	No change
1 Key LOE Products = Revlimid and Abraxane
2 Operating Expenses = MS&A and R&D, excluding acquired IPRD and Amortization of acquired intangibles
3 April guidance includes net impact of ($0.21) from acquired IPRD and licensing income, which comprises ($0.10) in Q1 and an additional ($0.11) in April due to buyout of future royalty obligation; July guidance includes YTD net impact of ($0.24) from acquired IPRD and licensing income

The 2022 financial guidance excludes the impact of any potential future strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified and impact of future Acquired IPRD and charges that may result from the acquisition of Turning Point. Both GAAP and non-GAAP guidance assume current exchange rates. The 2022 non-GAAP EPS guidance is further explained under “Use of Non-GAAP Financial Information.” The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Conference Call Information
Bristol Myers Squibb will host a conference call today at 8 a.m. EDT during which company executives will review the quarterly financial results and address inquiries from investors and analysts.

Investors and the general public are invited to listen to a live webcast of the call at
http://investor.bms.com. To be directly connected to the conference call, enter your information here; the link will be active 15 minutes prior to the scheduled start time of the call, and does not require a dial-in number or operator assistance to be connected. Investors and the public can also access the live webcast by dialing in the U.S. toll free 888-300-0211 or international +1 786-460-7199, confirmation code: 6873379. Materials related to the call will be available at
http://investor.bms.com prior to the start of the conference call.

A replay of the webcast will be available on http://investor.bms.com approximately three hours after the conference call concludes. A replay of the conference call will be available beginning at 11:30 a.m. EDT on July 27 through 11:30 a.m. EDT on August 10, 2022, by dialing in the U.S. toll free 888-203-1112 or international +1 719-457-0820, confirmation code: 6873379.

About Bristol Myers Squibb
Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

Use of Non-GAAP Financial Information
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the non-GAAP financial measures presented portray the results of the company's baseline performance, supplement or enhance management, analysts and investors overall understanding of the company’s underlying financial performance and trends and facilitate comparisons among current, past and future periods. In addition, non-GAAP gross margin, which is gross profit excluding certain specified items as a percentage of revenues, non-GAAP operating expenses, which is marketing, selling and administrative and research and development expenses excluding certain specified items, non-GAAP marketing, selling and administrative expenses, which is marketing, selling and administrative expense excluding certain specified items, and non-GAAP research and development expenses, which is research and development expenses excluding certain specified items, are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by our management and make it easier for investors, analysts and peers to compare our operating performance to other companies in our industry and to compare our year-over-year results.

This earnings release and the accompanying tables also provide certain revenues and expenses as well as non-GAAP measures excluding the impact of foreign exchange. We calculate foreign exchange impacts by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results.

Non-GAAP financial measures such as non-GAAP earnings and related EPS information are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded from non-GAAP earnings and related EPS information because the company believes they neither relate to the ordinary course of the company’s business nor reflect the company’s underlying business performance. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods, including amortization of acquired intangible assets, including product rights that generate a significant portion of our ongoing revenue and will recur until the intangible assets are fully amortized, unwind of inventory purchase price adjustments, acquisition and integration expenses, restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, divestiture gains or losses, stock compensation resulting from accelerated vesting of Celgene awards, certain retention-related employee compensation charges related to the Celgene transaction, pension, legal and other contractual settlement charges, equity investment and contingent value rights fair value adjustments (including fair value adjustments attributed to limited partnership equity method investments) and amortization of fair value adjustments of debt acquired from Celgene in our 2019 exchange offer, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates.

Beginning with the first quarter of 2022, significant R&D charges or other income resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights are no longer excluded from our non-GAAP financial measures. We are making these changes to our presentation of non-GAAP financial measures following comments from and discussions with the U.S. Securities and Exchange Commission. For purposes of comparability, the non-GAAP financial measures for the prior periods have been updated to reflect this change.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related financial measures presented in the press release that are prepared in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of the non-GAAP financial measures to the most comparable GAAP measures are provided in the accompanying financial tables and also available on the company’s website at www.bms.com. Within the attached financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

Also note that a reconciliation of forward-looking non-GAAP gross margin, non-GAAP operating expenses and non-GAAP tax rate is not provided because comparable GAAP measures for such measures are not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for such reconciliation. Namely, we are not able to reliably predict the impact of specified items or currency exchange rates beyond the next twelve months. In addition, the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of the specified items may have a significant and unpredictable impact on our future GAAP results.

Website Information
We routinely post important information for investors on our website, BMS.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. We may also use social media channels to communicate with our investors and the public about our company, our products and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements
This earnings release and the related attachments (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, statements relating to goals, plans and projections regarding the company’s current and projected financial position, results of operations, market position, product development, share repurchase program, business strategy and the acquisition of Turning Point by the company. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. These statements are likely to relate to, among other things, the company’s ability to execute successfully its strategic plans, including its business development strategy and capital allocation strategy, planned product launches and updates, expectations relating to its pipeline and in relation to its ability to realize the projected benefits of the Celgene acquisition and the MyoKardia acquisition, the full extent of the impact of the COVID-19 pandemic on the company’s operations and the development and commercialization of its products, potential laws and regulations to lower drug costs, market actions taken by private and government payers to manage drug utilization and contain costs, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products, and the impact and the result of governmental investigations. No forward-looking statement can be guaranteed, including that the company’s future clinical studies will support the data described in this release, product candidates will receive necessary clinical and manufacturing regulatory approvals, pipeline products will prove to be commercially successful, clinical and manufacturing regulatory approvals will be sought or obtained within currently expected timeframes, contractual milestones will be achieved or that the acquisition of Turning Point will be completed on the current anticipated timeline or at all.

Forward-looking statements are based on current expectations and projections about the company’s future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond the company’s control and could cause the company’s future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. Such risks, uncertainties and other matters include, but are not limited to: increasing pricing pressures from market access, pharmaceutical pricing controls and discounting; changes to tax and importation laws and other restrictions in the United States, the European Union and other regions around the world that result in lower prices, lower reimbursement rates and smaller populations for whom payers will reimburse; changes under the 340B Drug Pricing Program; challenges inherent in new product development, including obtaining and maintaining regulatory approval; the company’s ability to obtain and protect market exclusivity rights and enforce patents and other intellectual property rights; the possibility of difficulties and delays in product introduction and commercialization; the risk of certain novel approaches to disease treatment (such as CAR T therapy); industry competition from other manufacturers; potential difficulties, delays and disruptions in manufacturing, distribution or sale of products, including without limitation, interruptions caused by damage to the company’s and the company’s suppliers’ manufacturing sites; the impact of integrating the company’s and Celgene’s business and operations, including with respect to human capital management, portfolio rationalization, finance and accounting systems, sales operations and product distribution, pricing systems and methodologies, data security systems, compliance programs and internal controls processes; the risk of an adverse patent litigation decision or settlement and exposure to other litigation and/or regulatory actions; the impact of any healthcare reform and legislation or regulatory action in the United States and international markets; increasing market penetration of lower-priced generic products; the failure of the company’s suppliers, vendors, outsourcing partners, alliance partners and other third parties to meet their contractual, regulatory and other obligations; regulatory decisions impacting labeling, manufacturing processes and/or other matters; the impact on the company’s competitive position from counterfeit or unregistered versions of its products or stolen products; the adverse impact of cyber-attacks on the company’s information systems or products, including unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; the company’s ability to execute its financial, strategic and operational plans; the company’s ability to identify potential strategic acquisitions, licensing opportunities or other beneficial transactions; the company’s dependency on several key products; any decline in the company’s future royalty streams; the company’s ability to effectively manage acquisitions, divestitures, alliances and other portfolio actions and to successfully realize the expected benefits of such actions; the company’s ability to attract and retain key personnel; the impact of the company’s significant additional indebtedness that it incurred in connection with the Celgene acquisition and the MyoKardia acquisition; political and financial instability of international economies and sovereign risk including as a result of the Russian Federation-Ukraine conflict; interest rate and currency exchange rate fluctuations, credit and foreign exchange risk management; the impact of adverse outcomes in lawsuits, claims, proceedings and government investigations; the impact of our exclusive forum provision in our by-laws for certain lawsuits on our stockholders’ ability to obtain a judicial forum that it finds favorable for such lawsuits; issuance of new or revised accounting standards; and risks relating to public health outbreaks, epidemics and pandemics, including the impact of the COVID-19 pandemic on the company’s operations. In addition, the financial guidance provided in this release relies on assumptions about the duration and severity of the COVID-19 pandemic, timing of the return to a more stable business environment, patient and physician behaviors, buying patterns and clinical trial activities, which may prove to be incorrect.

Forward-looking statements in this earnings release should be evaluated together with the many risks and uncertainties that affect the company’s business and market, particularly those identified in the cautionary statement and risk factors discussion in the company’s Annual Report on Form 10-K for the year ended December 31, 2021, as updated by the company’s subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

Additional Information about the Tender Offer and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that the company and Rhumba Merger Sub Inc. (“Offeror”) filed with the SEC. At the time the tender offer was commenced, the company caused Offeror to file a tender offer statement on Schedule TO and Turning Point filed a recommendation statement on Schedule 14D-9. INVESTORS AND TURNING POINT’S STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE TENDER OFFER STATEMENT AND THE RELATED SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 FILED BY TURNING POINT WITH THE SEC, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SHOULD BE CONSIDERED BY TURNING POINT’S INVESTORS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. These documents are available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents may be obtained free of charge at www.sec.gov or by directing a request to the company, Office of the Corporate Secretary, 430 East 29th Street, 14th Floor, New York, New York 10154-0037. A copy of the tender offer statement and the solicitation/recommendation statement are made available to all stockholders of Turning Point free of charge at www.tptherapeutics.com.
In addition to the offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, the company and Turning Point file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Bristol Myers Squibb or Turning Point with the SEC at no charge on the SEC’s website at www.sec.gov.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE THREE MONTHS ENDED JUNE 30, 2022 AND 2021
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues(c)
	2022	2021	% Change	2022	2021	% Change
In-Line Products
Eliquis	$3,235	$2,792	16%	$2,192	$1,722	27%
Opdivo	2,063	1,910	8%	1,205	1,076	12%
Pomalyst/Imnovid	908	854	6%	616	567	9%
Orencia	876	814	8%	654	593	10%
Sprycel	544	541	1%	372	325	14%
Yervoy	525	510	3%	326	328	(1)%
Empliciti	77	86	(10)%	47	51	(8)%
Mature and other products(a)	435	473	(8)%	147	130	13%
Total In-Line Products	8,663	7,980	9%	5,559	4,792	16%
New Product Portfolio
Reblozyl	172	128	34%	144	110	31%
Abecma	89	24	**	72	24	**
Zeposia	66	28	**	48	20	**
Breyanzi	39	17	**	33	17	94%
Inrebic	23	16	44%	20	15	33%
Onureg	32	12	**	25	12	**
Opdualag	58	—	N/A	58	—	N/A
Camzyos	3	—	N/A	3	—	N/A
Total New Product Portfolio	482	225	**	403	198	**
Total In-Line and New Product Portfolio	9,145	8,205	11%	5,962	4,990	19%
Recent LOE Products(b)
Revlimid	2,501	3,202	(22)%	2,130	2,164	(2)%
Abraxane	241	296	(19)%	176	234	(25)%
Total Recent LOE Products	2,742	3,498	(22)%	2,306	2,398	(4)%

Total	$11,887	$11,703	2%	$8,268	$7,388	12%
**    In excess of +/- 100%
(a)    Includes over-the-counter (OTC) products, royalty revenue and mature products.
(b)    Recent LOE Products includes products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Includes Puerto Rico.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues(c)
	2022	2021	% Change	2022	2021	% Change
In-Line Products
Eliquis	$6,446	$5,678	14%	$4,339	$3,645	19%
Opdivo	3,986	3,630	10%	2,304	2,020	14%
Pomalyst/Imnovid	1,734	1,627	7%	1,173	1,079	9%
Orencia	1,668	1,572	6%	1,246	1,129	10%
Sprycel	1,027	1,011	2%	677	600	13%
Yervoy	1,040	966	8%	637	622	2%
Empliciti	152	171	(11)%	94	102	(8)%
Mature and other products(a)	897	979	(8)%	280	282	(1)%
Total In-Line Products	16,950	15,634	8%	10,750	9,479	13%
New Product Portfolio
Reblozyl	328	240	37%	278	208	34%
Abecma	156	24	**	128	24	**
Zeposia	102	46	**	69	33	**
Breyanzi	83	17	**	74	17	**
Inrebic	41	32	28%	35	30	17%
Onureg	55	27	**	44	26	69%
Opdualag	64	—	N/A	64	—	N/A
Camzyos	3	—	N/A	3	—	N/A
Total New Product Portfolio	832	386	**	695	338	**
Total In-Line and New Product Portfolio	17,782	16,020	11%	11,445	9,817	17%
Recent LOE Products(b)
Revlimid	5,298	6,146	(14)%	4,168	4,122	1%
Abraxane	455	610	(25)%	349	459	(24)%
Total Recent LOE Products	5,753	6,756	(15)%	4,517	4,581	(1)%

Total	$23,535	$22,776	3%	$15,962	$14,398	11%
**    In excess of +/- 100%
(a)    Includes over-the-counter (OTC) brands and royalty revenue.
(b)    Recent LOE Products includes products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Includes Puerto Rico.

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net product sales	$11,485	$11,405	$22,793	$22,203
Alliance and other revenues	402	298	742	573
Total Revenues	11,887	11,703	23,535	22,776

Cost of products sold(a)	2,720	2,452	5,191	5,293
Marketing, selling and administrative	1,787	1,882	3,618	3,548
Research and development(b)	2,321	2,478	4,581	4,697
Acquired IPRD(b)	400	793	733	799
Amortization of acquired intangible assets	2,417	2,547	4,834	5,060
Other (income)/expense, net	284	(2)	933	(704)
Total Expenses	9,929	10,150	19,890	18,693

Earnings Before Income Taxes	1,958	1,553	3,645	4,083
Provision for Income Taxes	529	492	933	993

Net Earnings	1,429	1,061	2,712	3,090
Noncontrolling Interest	8	6	13	14
Net Earnings Attributable to BMS	$1,421	$1,055	$2,699	$3,076

Weighted-Average Common Shares Outstanding:
Basic	2,133	2,227	2,140	2,232
Diluted	2,149	2,252	2,157	2,258

Earnings per Common Share:
Basic	$0.67	$0.47	$1.26	$1.38
Diluted	0.66	0.47	1.25	1.36

Other (income)/expense, net
Interest expense(c)	$313	$330	$639	$683
Royalties and licensing income	(508)	(405)	(985)	(772)
Equity investment losses/(gains)	308	(148)	952	(749)
Integration expenses	124	152	229	293
Contingent consideration	—	—	1	(510)
(Gain)/Loss on debt redemption	(9)	—	266	281
Provision for restructuring	20	78	43	123
Litigation and other settlements	25	44	(12)	36
Investment income	(27)	(12)	(37)	(21)
Divestiture gains	—	(11)	(211)	(11)
Other	38	(30)	48	(57)
Other (income)/expense, net	$284	$(2)	$933	$(704)
(a)    Excludes amortization of acquired intangible assets.
(b)    Research and development charges resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights have been reclassified to the Acquired IPRD line item beginning with the first quarter of 2022. Prior period results have been revised for comparability.
(c)    Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021
(Unaudited, dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021(a)	2022	2021(a)
Inventory purchase price accounting adjustments	$102	$88	$154	$167
Intangible asset impairment	—	—	—	315
Site exit and other costs	43	1	43	24
Cost of products sold	145	89	197	506

Employee compensation charges	—	1	—	1
Site exit and other costs	4	—	6	(1)
Marketing, selling and administrative	4	1	6	—

IPRD impairments	—	230	40	230
Inventory purchase price accounting adjustments	21	—	108	—
Employee compensation charges	—	—	—	1
Research and development	21	230	148	231

Amortization of acquired intangible assets	2,417	2,547	4,834	5,060

Interest expense(b)	(21)	(28)	(48)	(62)
Equity investment losses/(gains)	307	(154)	950	(762)
Integration expenses	124	152	229	293
Contingent consideration	—	—	—	(510)
(Gain)/Loss on debt redemption	(9)	—	266	281
Provision for restructuring	20	78	43	123
Litigation and other settlements	—	—	(40)	—
Divestiture gains	—	(11)	(211)	(11)
Other	42	—	42	—
Other (income)/expense, net	463	37	1,231	(648)

Increase to pretax income	3,050	2,904	6,416	5,149

Income taxes on items above	(321)	(292)	(719)	(595)

Increase to net earnings	$2,729	$2,612	$5,697	$4,554
(a)    Revised to exclude significant R&D charges or other income resulting from up-front and contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights (including related income tax impacts).
(b)    Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended June 30, 2022			Six Months Ended June 30, 2022
	GAAP	Specified Items(a)	Non-GAAP	GAAP	Specified Items(a)	Non-GAAP
Gross Profit	$9,167	$145	$9,312	$18,344	$197	$18,541
Marketing, selling and administrative	1,787	(4)	1,783	3,618	(6)	3,612
Research and development	2,321	(21)	2,300	4,581	(148)	4,433
Amortization of acquired intangible assets	2,417	(2,417)	—	4,834	(4,834)	—
Other (income)/expense, net	284	(463)	(179)	933	(1,231)	(298)
Earnings Before Income Taxes	1,958	3,050	5,008	3,645	6,416	10,061
Provision for Income Taxes	529	321	850	933	719	1,652
Net Earnings Attributable to BMS used for Diluted EPS Calculation	$1,421	$2,729	$4,150	$2,699	$5,697	$8,396

Weighted-Average Common Shares Outstanding - Diluted	2,149	2,149	2,149	2,157	2,157	2,157
Diluted Earnings Per Share	$0.66	$1.27	$1.93	$1.25	$2.64	$3.89

Effective Tax Rate	27.0%	(10.0)%	17.0%	25.6%	(9.2)%	16.4%

	Three Months Ended June 30, 2021			Six Months Ended June 30, 2021
	GAAP	Specified Items(a)	Non-GAAP	GAAP	Specified Items(a)	Non-GAAP
Gross Profit	$9,251	$89	$9,340	$17,483	$506	$17,989
Marketing, selling and administrative	1,882	(1)	1,881	3,548	—	3,548
Research and development	2,478	(230)	2,248	4,697	(231)	4,466
Amortization of acquired intangible assets	2,547	(2,547)	—	5,060	(5,060)	—
Other (income)/expense, net	(2)	(37)	(39)	(704)	648	(56)
Earnings Before Income Taxes	1,553	2,904	4,457	4,083	5,149	9,232
Provision for Income Taxes	492	292	784	993	595	1,588

Net Earnings Attributable to BMS used for Diluted EPS Calculation	$1,055	$2,612	$3,667	$3,076	$4,554	$7,630

Weighted-Average Common Shares Outstanding - Diluted	2,252	2,252	2,252	2,258	2,258	2,258
Diluted Earnings Per Share	$0.47	$1.16	$1.63	$1.36	$2.02	$3.38

Effective Tax Rate	31.7%	(14.1)%	17.6%	24.3%	(7.1)%	17.2%
(a)    Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
NET DEBT CALCULATION
AS OF JUNE 30, 2022 AND DECEMBER 31, 2021
(Unaudited, dollars in millions)

	June 30, 2022	December 31, 2021
Cash and cash equivalents	$10,750	$13,979
Marketable debt securities - current	2,478	2,987
Cash, cash equivalents and marketable debt securities	13,228	16,966
Short-term debt obligations	(4,953)	(4,948)
Long-term debt	(37,107)	(39,605)
Net debt position	$(28,832)	$(27,587)

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